Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the EPIRUS Biopharmaceuticals, Inc. 2015 Equity Incentive Plan  and the EPIRUS Biopharmaceuticals, Inc. 2015 Employee Stock Purchase Plan of EPIRUS Biopharmaceuticals, Inc. of our report dated March 30, 2015, with respect to the consolidated financial statements of EPIRUS Biopharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 29, 2015